Exhibit 10.11.9
SIXTH AMENDMENT TO LEASE
     This Sixth Amendment (the “Sixth Amendment”) to Lease is made as of January 26, 2007 (the “Effective Date”), by and between ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company, having an address at 385 E. Colorado Boulevard, Suite 299, Pasadena, California 91101 (“Landlord”), and IOMAI CORPORATION, a Delaware corporation, having an address at 20 Firstfield Road, Gaithersburg, Maryland 20878 (“Tenant”).
RECITALS
     A. Pursuant to that certain Lease, dated as of December 18, 2000, by and between Landlord and Tenant (the “Original Lease”), as amended by that certain First Amendment to Lease, dated November 29, 2001 (the “First Amendment”), that certain Second Amendment to Lease, dated April 14, 2003 (the “Second Amendment”), that certain Third Amendment to Lease, dated August 28, 2003 (the “Third Amendment”), that certain Fourth Amendment to Lease, dated October 26, 2005 (the “Fourth Amendment”), that certain letter agreement, dated January 3, 2006 (the “Letter Agreement”) and that certain Fifth Amendment to Lease, dated July 25, 2006 (the “Fifth Amendment”) (the Original Lease, as amended by the First Amendment, Second Amendment, Third Amendment, Fourth Amendment, Letter Agreement and Fifth Amendment, is herein the “Lease”), Landlord leased to Tenant that certain premises (the “Existing Premises”) located at 20 Firstfield Road, Gaithersburg, Maryland (the “Project”) and more particularly described in the Lease.
     B. Tenant desires to expand the Existing Premises demised under the Lease by adding 7,015 additional rentable square feet being comprised of (i) 1,365 square feet located on the first floor of the Project (the “Sixth Expansion Space”), and (ii) 5,650 square feet located on the first floor of the Project (the “Seventh Expansion Space”) (the Sixth Expansion Space and Seventh Expansion Space are herein collectively, the “New Expansion Space”).
     C. The Sixth Expansion Space is currently leased by Landlord to GRL, INC.COM, a Maryland corporation (“GRL”) pursuant to that certain Lease Agreement dated November 29, 2005 by and between Landlord and GRL (the “GRL Lease”). The GRL Lease expires by its terms at midnight on July 1, 2007.
     D. The Seventh Expansion Space is currently leased by Landlord to Artesian Therapeutics, Inc., a Delaware corporation (“Artesian”) pursuant to that certain Lease Agreement dated May 23, 2002 by and between Landlord and Artesian (the “Artesian Lease”). The Artesian Lease expires by its terms at midnight on September 1, 2007.
     E. Landlord is willing to lease the New Expansion Space to Tenant on the terms herein set forth. Landlord and Tenant now desire to amend the Lease to, among other things, expand the Existing Premises to include the Sixth Expansion Space upon expiration or earlier termination of the GRL Lease, and to include the Seventh Expansion Space upon expiration or earlier termination of the Artesian Lease and to establish the terms and conditions associated with Tenant’s leasing of the New Expansion Space.

AGREEMENT
     Now, therefore, the parties hereto agree that the Lease is amended as follows:
1. Premises.
     (a) Sixth Expansion Space. Effective immediately upon the Sixth Expansion Space Delivery (as defined below) (the “Sixth Expansion Commencement Date”), the Existing Premises demised under the Lease shall be deemed expanded to include the Sixth Expansion Space, consisting for all purposes of the Lease of 1,365 rentable square feet, as such Sixth Expansion Space is described on Exhibit A-1 attached hereto and incorporated herein by this reference. Within forty-five (45) days of the Sixth Expansion Commencement Date, Landlord shall deliver to Tenant a written acknowledgment of the Sixth Expansion Commencement Date in the form of the “Acknowledgment of Sixth Expansion Commencement Date” attached to this Sixth Amendment as Exhibit B-1, and within fifteen (15) days of receipt of the Acknowledgment of Sixth Expansion Commencement Date, Tenant shall execute and deliver said acknowledgment to Landlord.
     (b) Seventh Expansion Space. Effective immediately upon the Seventh Expansion Space Delivery (as defined below) (the “Seventh Expansion Commencement Date”), the Existing Premises demised under the Lease shall be deemed expanded to include the Seventh Expansion Space, consisting for all purposes of the Lease of 5,650 rentable square feet, as such Seventh Expansion Space is described on Exhibit A-2 attached hereto and incorporated herein by this reference. Within forty-five (45) days of the Seventh Expansion Commencement Date, Landlord shall deliver to Tenant a written acknowledgment of the Seventh Expansion Commencement Date in the form of the “Acknowledgment of Seventh Expansion Commencement Date” attached to this Sixth Amendment as Exhibit B-2, and within fifteen (15) days of receipt of the Acknowledgment of Seventh Expansion Commencement Date, Tenant shall execute and deliver said acknowledgment to Landlord. Included with the Seventh Expansion Space, Tenant shall have the exclusive use of the existing HVAC system which services the laboratory space located within the Seventh Expansion Space (the “Seventh Expansion Space HVAC System”). Tenant shall, at its expense, maintain the Seventh Expansion Space HVAC System, and for the remainder of the Extension Term (as defined in the Fourth Amendment), obtain and maintain at all times, a quarterly service contract in the identical manner as required under the Fifth Amendment with respect to the Fourth Expansion Space.
     (c) Definition of Premises. From and after the Sixth Expansion Commencement Date, the Existing Premises, as expanded to include the Sixth Expansion Space, shall be comprised of 47,814 rentable square feet, in the aggregate. From and after the Seventh Expansion Commencement Date, the Existing Premises, as expanded to include the Sixth Expansion Space and the Seventh Expansion Space, shall be comprised of 53,464 rentable square feet in the aggregate. From and after the Sixth Expansion Commencement Date, the term “Premises” (as defined in the Lease) shall be deemed amended to include the Sixth Expansion Space, and from and after the Seventh Expansion Commencement Date, the term “Premises” shall be deemed further amended to include the Seventh Expansion Space.

     (d) Sixth Expansion Space Environmental Report. Landlord agrees to deliver to Tenant a copy of any report prepared after the date hereof by Landlord’s environmental consultant relating to the GRL Lease. If and to the extent permitted by GRL, (i) Landlord shall deliver a copy of any reports or related documentation prepared by GRL’s environmental consultant with respect to GRL’s decommissioning and surrender of the Sixth Expansion Space, and (ii) Tenant’s environmental consultant shall be permitted to accompany Landlord’s environmental consultant during any inspection or review of the Sixth Expansion Space in connection with GRL’s decommissioning and surrender thereof. Tenant shall keep all reports and related documentation provided to Tenant pursuant to this Section 1(d) confidential, shall be expressly precluded and prohibited from relying on any such reports or the conclusions set forth therein, and nothing within any such reports or documentation shall be interpreted by Tenant as a representation, warranty or covenant by Landlord regarding the condition of the Sixth Expansion Space.
     (e) Seventh Expansion Space Environmental Report. Landlord agrees to deliver to Tenant a copy of any report prepared after the date hereof by Landlord’s environmental consultant relating to the Artesian Lease. If and to the extent permitted by Artesian, (i) Landlord shall deliver a copy of any reports or related documentation prepared by Artesian’s environmental consultant with respect to Artesian’s decommissioning and surrender of the Seventh Expansion Space, and (ii) Tenant’s environmental consultant shall be permitted to accompany Landlord’s environmental consultant during any inspection or review of the Seventh Expansion Space in connection with Artesian’s decommissioning and surrender thereof. Tenant shall keep all reports and related documentation provided to Tenant pursuant to this Section 1(e) confidential, shall be expressly precluded and prohibited from relying on any such reports or the conclusions set forth therein, and nothing within any such reports or documentation shall be interpreted by Tenant as a representation, warranty or covenant by Landlord regarding the condition of the Seventh Expansion Space.
     (f) Sixth Expansion Space Delivery. Landlord shall deliver the Sixth Expansion Space in broom clean condition, free and clear of all tenants and other occupants (“Sixth Expansion Space Delivery”) within five (5) days following the later to occur of (i) GRL’s delivery of possession of the Sixth Expansion Space to Landlord, and (ii) the expiration or earlier termination of the GRL Lease in accordance with its terms (the “GRL Return Date”). Tenant hereby acknowledges that the Sixth Expansion Space is currently occupied by GRL, and that Landlord shall have no obligation to deliver the Sixth Expansion Space to Tenant prior to the GRL Return Date. Landlord shall promptly notify Tenant if at any time Landlord reasonably believes that the GRL Return Date will occur prior to the currently scheduled expiration date of the GRL Lease. To the extent any of the mechanical, electrical and plumbing systems located within the Sixth Expansion Space are not in good working order at the time of the Sixth Expansion Space Delivery, Landlord shall promptly repair such systems provided that Tenant gives Landlord written notice of the subject repair items within one hundred twenty (120) days of the Sixth Expansion Commencement Date for those repair items relating to the Sixth Expansion Space.
     (g) Seventh Expansion Space Delivery. Landlord shall deliver the Seventh Expansion Space in broom clean condition, free and clear of all tenants and other occupants (“Seventh Expansion Space Delivery”) within five (5) days following the later to occur of (i) Artesian’s delivery of possession of the Seventh Expansion Space to Landlord, and (ii) the

expiration or earlier termination of the Artesian Lease in accordance with its terms (the “Artesian Return Date”). Tenant hereby acknowledges that the Seventh Expansion Space is currently occupied by Artesian, and that Landlord shall have no obligation to deliver the Seventh Expansion Space to Tenant prior to the Artesian Return Date. Landlord shall promptly notify Tenant if at any time Landlord reasonably believes that the Artesian Return Date will occur prior to the currently scheduled expiration date of the Artesian Lease. To the extent any of the mechanical, electrical and plumbing systems located within the Seventh Expansion Space, including the Seventh Expansion Space HVAC System, are not in good working order at the time of the Seventh Expansion Space Delivery, Landlord shall promptly repair such systems provided that Tenant gives Landlord written notice of the subject repair items within one hundred twenty (120) days of the Seventh Expansion Commencement Date for those repair items relating to the Seventh Expansion Space.
2. Base Rent.
     (a) Sixth Expansion Space Base Rent. Provided that the Sixth Expansion Space Delivery has occurred, then commencing on the later of (i) July 1, 2007 and (ii) the Sixth Expansion Commencement Date (the “Sixth Expansion Rent Commencement Date”) and continuing on the first day of each month thereafter, Tenant shall pay Base Rent with respect to the Sixth Expansion Space in an amount equal to $3,241.88 per month, which is equal to $28.50 per rentable square foot on an annual basis (the “Sixth Expansion Base Rent”). The “Acknowledgement of the Sixth Expansion Commencement Date” shall also include a written acknowledgement of the Sixth Expansion Rent Commencement Date.
     (b) Seventh Expansion Space Base Rent. Provided that the Seventh Expansion Space Delivery has occurred, then commencing on the later of (i) September 1, 2007 and (ii) the Seventh Expansion Commencement Date (the “Seventh Expansion Rent Commencement Date”) and continuing on the first day of each month thereafter, Tenant shall pay Base Rent with respect to the Seventh Expansion Space in an amount equal to $13,418.75 per month, which is also equal to $28.50 per rentable square foot on an annual basis (the “Seventh Expansion Base Rent”). The “Acknowledgement of Seventh Expansion Commencement Date” shall also include a written acknowledgement of the Seventh Expansion Rent Commencement Date.
     (c) From and after the Sixth Expansion Rent Commencement Date, the term “Base Rent” (as defined in the Lease) shall be deemed amended to include the Sixth Expansion Base Rent, and from and after the Seventh Expansion Rent Commencement Date, the term “Base Rent” shall also be deemed amended to include the Seventh Expansion Base Rent. Both the Sixth Expansion Base Rent and the Seventh Expansion Base Rent shall be paid in accordance with the terms of Section 3 of the Lease.
3. Base Rent Adjustments. Effective as of the date hereof, Section 4 of the Lease entitled “Base Rent Adjustments” is hereby amended to add the following paragraphs (d) and (e):
     “(d) Base Rent (with respect to the Sixth Expansion Space only) shall be increased on each anniversary of the Sixth Expansion Rent Commencement Date commencing on the first anniversary of the Sixth Expansion Rent Commencement Date

(each a “Sixth Expansion Space Adjustment Date”) by multiplying the Sixth Expansion Base Rent payable immediately before such Sixth Expansion Space Adjustment Date by the Rent Adjustment Percentage (as defined in the Fifth Amendment) and adding the resulting amount to the Sixth Expansion Base Rent payable immediately before such Sixth Expansion Space Adjustment Date. Such Sixth Expansion Base Rent, as so adjusted, shall thereafter be due as provided under the Lease; and
     (e) Base Rent (with respect to the Seventh Expansion Space only) shall be increased on each anniversary of the Seventh Expansion Rent Commencement Date commencing on the first anniversary of the Seventh Expansion Rent Commencement Date (each a “Seventh Expansion Space Adjustment Date”) by multiplying the Seventh Expansion Base Rent payable immediately before such Seventh Expansion Space Adjustment Date by the Rent Adjustment Percentage (as defined in the Fifth Amendment) and adding the resulting amount to the Seventh Expansion Base Rent payable immediately before such Seventh Expansion Space Adjustment Date. Such Seventh Expansion Base Rent, as so adjusted, shall thereafter be due as provided under the Lease.
4. Tenant Improvement Allowance For New Expansion Space. Landlord shall provide to Tenant, at Tenant’s election, a tenant improvement allowance to be used by Tenant for the improvement of the New Expansion Space and for the conversion of laboratory space located on the first floor of the Project into office space (or related laboratory and office uses) as more specifically provided in Section 5 below (collectively, the “Renovations”), in an amount equal to $5.00 per aggregate rentable square foot of the New Expansion Space, up to a maximum amount of $35,075 (the “New Expansion Space TIA”). The New Expansion Space TIA shall be made available by Landlord to Tenant to reimburse Tenant for the costs of any Renovations as requested by Tenant and approved by Landlord in accordance with Section 12 of the Lease and this Section 4. Such New Expansion Space TIA shall be disbursed upon completion of the Renovations and submission to Landlord of a draw request in Landlord’s standard form, containing such certifications, lien waivers, inspection reports and other matters as Landlord customarily obtains or otherwise requires in order to approve payment of such draw request. All Renovations shall be constructed by Tenant and Landlord’s sole obligation with respect to the Renovations shall be to fund the New Expansion Space TIA. Landlord and Tenant agree that the architect, engineer, general contractor and any subcontractor for the Renovations shall be selected by Tenant, subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Prior to the commencement of the Renovations, Tenant shall provide to Landlord for Landlord’s review and approval, (i) a schematic drawing and outline specifications detailing the Renovations (the “Renovation Specifications”), and a detailed breakdown of the costs to be incurred by Tenant and reimbursed from the New Expansion Space TIA relating to the Renovations (the “Budget”). Landlord shall respond to Tenant regarding its approval of the Renovations Specifications and Budget, within 10 business days of Landlord’s receipt thereof. In the event the Budget exceeds the amount to be distributed under the New Expansion Space TIA, Tenant shall provide to Landlord such evidence as may be reasonably requested by Landlord, demonstrating Tenant’s ability to pay for any such cost differential. Landlord shall make the New Expansion Space TIA available to Tenant from the date hereof through and including the eighteenth (18th) month following the later of the Sixth Expansion Commencement Date and the Seventh Expansion Commencement Date.

Notwithstanding the fees set forth on in Section 12 of the Lease, Landlord and Tenant agree that Tenant shall be obligated to pay for Landlord’s out of-pocket costs reasonably incurred in connection with the approvals granted pursuant to this Section 4 or for any other Alterations made to the first floor of the Building for which Tenant requests Landlord approval, not to exceed $5,000.00 in the aggregate.
5. Conversion of Laboratory Space and Removal of Laboratory Improvements.  Landlord and Tenant hereby agree that, as part of the Renovations, Tenant may, at Tenant’s sole cost and expense (but subject to reimbursement in an amount up to the New Expansion Space TIA as provided in Section 4 herein), modify the New Expansion Space and the remaining space located on the first floor of the Project by converting any space within such area from laboratory space into space for office or related uses (the “Modified Office Space”). The size and location of the Modified Office Space, as well as the Renovations associated with the Modified Office Space and the specific Existing Laboratory Equipment (as defined below) to be removed in connection therewith, shall be subject to Landlord’s prior review and written approval in accordance with Section 12 of the Lease and Section 4 herein. Further, the removal of the Existing Laboratory Equipment shall be subject to Landlord’s reasonable supervision and oversight, and such supervision and oversight shall be at Landlord’s sole cost and expense. Tenant expressly covenants and agrees that in making the Renovations, it shall use commercially reasonable efforts to preserve the base utilities and mechanical, electrical and plumbing systems servicing the Modified Office Space for future laboratory use. As stated in Section 4 herein, the Renovation Specifications shall be subject to Landlord’s review and approval. Any existing movable laboratory equipment, including hoods and case work (the “Existing Laboratory Equipment”) to be removed by Tenant shall be removed in a safe and careful manner and at Tenant’s election, shall, at Tenant’s sole cost and expense, be either (i) stored by Tenant in a safe, careful and protected manner, for the remainder of the Term and re-installed to the extent such re-installation is required under the terms of the Lease or (ii) transported by Tenant, in a safe, careful and protected manner to a location designated by Landlord and located within Montgomery County, Maryland along the general I-270 corridor. If Tenant elects to have the Existing Laboratory Equipment transported to a location designated by Landlord, then Landlord may, at its option and its sole cost and expense, elect to install the Existing Laboratory Equipment in the newly designated location.
     In the event Tenant exercises the Termination Option (as amended herein below) then notwithstanding anything to the contrary set forth in the Lease, Tenant shall be required to restore the Termination Space (as defined below) that is the subject of such Termination Option and convert all office space located within the Termination Space which Tenant has either previously converted prior to the date of this Sixth Amendment or will convert pursuant to the terms of the Fifth or this Sixth Amendment, from laboratory space to office space, back to laboratory space consistent with the condition which existed immediately prior to Tenant’s possession thereof, in accordance with Section 28 of the Lease. Such restoration shall include the replacement of any Existing Laboratory Equipment removed by Tenant as part of the Renovations. If, however, Tenant does not exercise said Termination Option, then upon the expiration of the Lease, Tenant shall comply with the terms of the Lease (including Section 28) but shall not be required to restore any alterations made to the first floor of the Building, including the conversion of any office space located within the New Expansion Space or the Modified Area (as defined in the Fifth Amendment) (which Tenant has either previously converted prior to the date of this Sixth Amendment or will convert pursuant to the terms of the Fifth or this Sixth Amendment, from laboratory space to office space), back to laboratory space.

     If, prior to the date that Tenant is permitted to exercise the Termination Option, and following an Event of Default under the Lease, Landlord exercises its rights and either terminates the Lease or terminates Tenant’s right of possession under the Lease, then notwithstanding anything to the contrary set forth in the Lease, Tenant shall be required to restore the first floor of the Project in accordance with the terms and conditions of this Section 5.
6. Tenant’s Share of Operating Expenses.  (i) Effective as of the Sixth Expansion Commencement Date, Tenant’s “Share of Operating Expenses” (as defined in the Lease) is hereby amended and shall be increased to 89.43% (based on 47,814 rentable square feet for the Premises (excluding the Seventh Expansion Space) divided by 53,464 total rentable square feet of the Project); and (ii) effective as the Seventh Expansion Commencement Date, Tenant’s Share of Operating Expenses shall further be deemed amended and shall be increased to 100% (based on 53,464 rentable square feet for the Premises divided by 53,464 total rentable square feet of the Project).
7. Term  The Term of the Lease (with respect to the New Expansion Space) shall be coterminous with the Extension Term and shall expire on May 31, 2013. The “Additional Extension Right” (as defined in the Fourth Amendment and as amended herein) shall extend to Tenant’s rights with respect to the New Expansion Space.
8. Termination Option.  The “Termination Option” (as set forth in the Fourth Amendment) shall apply to Tenant’s rights with respect to the New Expansion Space, provided, however, that Tenant (and any assignee of a Permitted Assignment or as permitted pursuant to Section 22(a)) shall have the option to either (a) terminate the Lease in its entirety on the Termination Date (as defined in the Fourth Amendment), or (b) terminate the Lease in part on the Termination Date, as it relates to Tenant’s right to possess and occupy fifty percent (50%) of the first floor of the Project. The first floor of the Project is comprised of four quadrants, and Tenant’s right to partially terminate the Lease shall apply to two contiguous quadrants reasonably acceptable to Landlord (herein the “First Termination Space”). In addition to the foregoing, if Tenant elects to exercise its Termination Option with respect to the First Termination Space, then Tenant shall have the right to terminate the Lease with respect to the remaining fifty percent (50%) of the first floor of the Project (the “Second Termination Space”, and collectively with the First Termination Space, the “Termination Space”) on the anniversary of the Termination Date (the “Second Termination Date”). The definition of “Termination Fee” (as set forth in the Fourth Amendment) is hereby amended to include within such amount, all unamortized portions of the New Expansion Space TIA and all brokerage commissions paid or incurred by Landlord in connection with the Sixth Lease Amendment. If the Lease is terminated in its entirety, such additional amount will be equal to $39,960.00 as of the Termination Date. In the event the Lease is only partially terminated as provided in this Section 8, the Termination Fee shall be reduced by the amount attributable to the portion of the Premises that Tenant continues to occupy. Landlord and Tenant acknowledge and agree that notwithstanding Section 19 (i) of the Fourth Amendment, if the Lease is assigned or sublet in accordance with Section 22 of the Lease, then Tenant shall have the right to exercise its Termination Option (as modified herein).

9. Right to Extend Term.
          (a) Section 39(a) of the Lease is hereby amended in its entirety and replaced with the following:
     “(a) Additional Extension Right. Tenant shall have a one time right (the “Additional Extension Right”) to extend the Extension Term (as defined in the Fourth Amendment) for five (5) years (the “Additional Extension Term”) on the same terms and conditions as the Lease (other than Base Rent) with respect to either (i) the entire Premises then demised by Landlord to Tenant under the Lease or (ii) the entire Premises then demised by Landlord to Tenant under the Lease less the Termination Space (the “Remaining Space”). Tenant shall exercise the Additional Extension Right by giving Landlord written notice of its election to exercise the Additional Extension Right at least nine (9) months prior to the expiration of the Extension Term, which shall explicitly and irrevocably state Tenant’s election to extend the Extension Term with respect to either (i) the entire Premises then demised by Landlord to Tenant under the Lease or (ii) the Remaining Space only. Upon the commencement of the Additional Extension Term, Base Rent for the applicable space shall be payable at the Market Rate (as defined below). Base Rent for the applicable space shall thereafter be adjusted on each annual anniversary of the commencement of the Additional Extension Term by a percentage as determined by Landlord and agreed to by Tenant at the time the Market Rate is determined. As used herein, “Market Rate” shall mean the then market rental rate as determined by Landlord and agreed to by Tenant, which shall in no event be less than the One Hundred Three and One-Half Percent (103.5%) of the Base Rent payable for the applicable space as of the date immediately preceding the commencement of the Additional Extension Term. If, Market Rate is not agreed by Tenant, Tenant may, on or before the date which is 120 days prior to the expiration of the Extension Term of this Lease, elect arbitration as described in Section 39(b) below. If Tenant does not elect such arbitration, Tenant shall be deemed to have waived any right to extend the Extension Term of the Lease and the Additional Extension Right shall terminate.”
          (b) Sections 39(c), (d), (e) and (f) of the Lease are hereby amended in their entirety to read as follows:
     “(c) Rights Personal. The Additional Extension Right is personal to Tenant and any assignee of a Tenant pursuant to a Permitted Assignment or as permitted pursuant to Section 22(a), and is not assignable without Landlord’s consent, which may be granted or withheld in Landlord’s sole discretion separate and apart from any consent by Landlord to an assignment of Tenant’s interest in the Lease.
     (d) Exceptions. Notwithstanding anything set forth above to the contrary, the Additional Extension Right shall not be in effect and Tenant may not exercise the Additional Extension Right during any period of time that a Default exists and is continuing under the Lease; or if Tenant has been in default under any provision of the Lease beyond all applicable notice and cure periods, 3 or more times, whether or not the defaults are cured, during the 12 month period immediately prior to the date that Tenant intends to exercise the Additional Extension Right, whether or not the defaults are cured.

     (e) No Extensions. The period of time within which the Additional Extension Right may be exercised shall not be extended or enlarged by reason of Tenant’s inability to exercise the Additional Extension Right.
     (f) Termination. The Additional Extension Right shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Additional Extension Right, if, after such exercise, but prior to the commencement date of the Additional Extension Term, (i) Tenant fails to timely cure any default by Tenant under the Lease; or (ii) Tenant has defaulted under any provision of the Lease beyond all applicable notice and cure periods, 3 or more times during the period from the date of the exercise of the Additional Extension Right to the date of the commencement of the Additional Extension Term, whether or not such defaults are cured.”
10. Estoppel Certificate. Section 23 of the Lease is hereby amended in its entirety and replaced with the following:
     “Tenant shall, within 10 business days of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit G with the blanks filled in, or on any other form reasonably requested by a proposed lender or purchaser, (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advance, if any, (ii) acknowledging that there are not any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be requested thereon. Any such statement may be relied upon by any prospective purchaser or encumbrancer of all or any portion of the real property of which the Premises are a part. Tenant’s failure to deliver such statement within such time shall, at the option of Landlord, constitute a Default under this Lease, and, in any event, shall be conclusive upon Tenant that the Lease is in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant for execution. Upon request by Tenant, Landlord will similarly execute an estoppel certificate: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which the rental and other charges are paid in advanced, if any, (ii) acknowledging that there are not, to Landlord’s knowledge, any uncured defaults on the part of Tenant hereunder, or specifying such details if any are claimed and (iii) setting forth such further information with respect to the status of this Lease or the Premises as may be reasonably requested thereon.”
11. Property Taxes. Section 9 of the Lease is hereby amended and supplemented by adding the following language after the eight sentence of such Section 9:
“Tenant shall have the right to request that Landlord file for an abatement of, or to contest or review by legal proceedings or otherwise, any or all Property Taxes (as hereinafter defined). Within thirty (30) days following Landlord’s receipt of such request, Landlord shall advise Tenant if Landlord chooses to pursue such abatement, contest or review, or declines to do so. If Landlord advises Tenant that it does not elect to pursue any of the foregoing, or Landlord fails to respond within such thirty (30) day period, then subject to the terms of this Section 9, Tenant may pursue such contest without Landlord. Landlord shall reasonably cooperate with Tenant in any such contest or abatement proceedings, which cooperation shall include, without limitation, executing and delivering any and all documents and other filings in form reasonably acceptable to Landlord, and providing any and all consents and other approvals in form reasonably acceptable to Landlord, as may be reasonably required to obtain such separate assessments. In such event Tenant shall either pay such Property Taxes (under protest, if necessary) or shall, if requested, deposit with Landlord in trust an amount sufficient to cover the contested item together with any interest, penalties or costs as Landlord may reasonably require. Tenant shall defend, indemnify and save Landlord harmless from and against, and shall pay as Additional Rent, Tenant’s Share of Operating Expenses, as appropriate, of (i) any such Property Taxes that may be determined to be due, and (ii) any and all costs or expenses (including reasonable attorneys’ fees) Landlord may incur in connection with any such proceedings. When any such contested item shall have been settled or paid, the balance of any sums deposited with Landlord in trust shall be repaid to Tenant promptly. Tenant shall be entitled to share in any refund or abatement, net of such costs and expenses, which may be made of any Property Taxes in the same proportion that the same were paid by Tenant or with Tenant’s funds. The term “Property Taxes” means (i) all real estate taxes, betterment and special assessments specifically assessed against the Building, or amounts in lieu or in the nature thereof, which may now or hereafter be levied, assessed or imposed by any Governmental Authority, and (ii) all real estate taxes, betterment and special assessments specifically assessed against the Project, or amounts in lieu or in the nature thereof, which may now or hereafter be levied, assessed or imposed by any Governmental Authority. Notwithstanding anything to the contrary set forth in this Section 9, if Landlord reasonably believes that the pursuit of any such abatement, contest or review of Property Taxes could have an adverse economic effect on Landlord, its affiliates, or its or their respective real property, then Tenant shall not be permitted to pursue such abatement, contest or review.”
12. Lien Waiver.
     (a) Section 40 (Miscellaneous) is hereby amended and supplemented by adding a new clause (k) as follows:
“Landlord waives and relinquishes any landlord’s lien, all rights of levy or distraint, security interest or other interest that Landlord may now or hereafter have, whether by statute, contract or by common law, and whether for rent or otherwise (“Landlord’s Lien Rights”) in the Waiver Property. As used herein, the “Waiver Property” shall mean (a) the furniture, computers, network equipment, telephone and telecommunication systems and equipment, inventory, books and records, accounts, investment property, documents, intellectual property and general intangibles of Tenant located at or in the Premises (each of the foregoing terms shall have the meanings ascribed thereto in the Uniform Commercial Code in effect in the State of Maryland from time to time, to the extent defined therein), and (b) those items set forth on Exhibit F attached hereto, as such Exhibit may be amended upon written notice by Tenant to Landlord, subject to Landlord’s reasonable consent. Landlord shall also waive and relinquish Landlord’s Lien

Rights in and to Tenant’s trade fixtures, equipment and other personal property to the extent such items are owned by Tenant and do not become the property of Landlord upon the expiration or earlier termination of the Lease pursuant to the terms of the Lease (collectively, the “Other Personal Property” and together with the Waiver Property, the “Personal Property”). Landlord and Tenant each acknowledge that (i) any Tenant lender shall have a first priority security interest in and to the Personal Property, (ii) any Tenant lender shall have the right to file and/or record UCC financing statements against such property; provided, however, that any such financing statement shall upon its face or by exhibit thereto indicate that the same is applicable (with respect to those assets and property located at the Premises) only to Personal Property of Tenant located within the Premises; and (iii) any Tenant lender, at its option, shall have the right to enter upon the Premises until the expiration or earlier termination of the Lease for the purpose of removing the Personal Property, subject in all cases to the terms of this Lease, provided that in no event shall any such lender have the right to conduct an auction or other sale of the Personal Property in the Premises, and such lender shall be responsible for any damage caused by removal of the Personal Property and shall indemnify, defend and hold harmless Landlord from all costs and liabilities suffered by Landlord in connection with such removal (except to the extent caused by Landlord’s gross negligence or willful misconduct). Within ten (10) days of any request by Tenant, Landlord shall execute a lien waiver and collateral access agreement in a form reasonably acceptable to Landlord (and Landlord hereby acknowledges that the provisions of subclauses (i), (ii) and (iii) of the immediately preceding sentence are reasonably acceptable); provided, however that in no event shall Landlord be required to execute any ‘blanket’ lien waiver with respect to Other Personal Property, and any lien waiver with respect to Other Personal Property must specifically identify the individual pieces of Other Personal Property affected by such waiver.”
13. Exhibit F to Lease; Tenant’s Property. Exhibit F to the Lease is hereby amended for all purposes to include those items set forth on Exhibit F attached hereto and incorporated herein by this reference.
14. Miscellaneous.
     (a) This Sixth Amendment is the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Sixth Amendment may be amended only by an agreement in writing, signed by the parties hereto.
     (b) This Sixth Amendment is binding upon and shall inure to the benefit of the parties hereto, their respective agents, employees, representatives, officers, directors, divisions, subsidiaries, affiliates, assigns, heirs, successors in interest and shareholders.
     (c) This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which when taken together shall constitute one and the same instrument. The signature page of any counterpart may be detached therefrom without impairing the legal effect of the signature(s) thereon provided such signature page is attached to any other counterpart identical thereto except having additional signature pages executed by other parties to this Sixth Amendment attached thereto.

     (d) Landlord and Tenant hereby recognize and acknowledge that the Project is currently financed and that in connection with the Fifth Amendment, Landlord obtained on behalf of Tenant, an Amended and Restated Subordination, Non-Disturbance and Attornment Agreement, dated as of August 31, 2006, by and among Landlord, Tenant and the holder of such financing (“Holder”) (the “Second Amended and Restated SNDA”),and that Landlord shall use commercially reasonable efforts to secure such Holder’s consent to the Sixth Amendment, and to obtain a subordination, non-disturbance and attornment agreement from Holder in form substantially similar to that of the Second Amended and Restated SNDA and reflective of the terms of this Sixth Amendment (the “Sixth Amendment SNDA”). The parties acknowledge and agree that if Landlord has not obtained the Sixth Amendment SNDA prior to the ninetieth (90th) day following the Effective Date (the “Initial Period”), then the Tenant shall have the right to terminate this Sixth Amendment upon written notice to the Landlord delivered within five (5) business days following the expiration of the Initial Period; provided, however, that Tenant may elect to provide Landlord with an additional thirty (30) days (the “Extension Period”) to obtain the Sixth Amendment SNDA by delivery of written notice to Landlord of such election within such five (5) business day period. If Tenant fails to provide either such election notice or a termination notice prior to the expiration of such five (5) day business period, then Tenant’s right to terminate shall be deemed waived and this Sixth Amendment shall remain in full force and effect. If Tenant elects to provide the Extension Period, and Landlord has not obtained the Sixth Amendment SNDA prior to the expiration of the Extension Period, Tenant shall have the right to terminate this Sixth Amendment upon written notice to Landlord delivered within five (5) business days following the expiration of the Extension Period. If Tenant fails to exercise the foregoing termination right prior to the expiration of such five (5) business day period, then Tenant’s right to terminate shall be deemed waived and this Sixth Amendment shall remain in full force and effect.
     (e) Landlord and Tenant each represents and warrants that it has not dealt with any broker, agent or other person (collectively, “Broker”) other than Scheer Partners, Inc. in connection with this transaction and that no Broker, other than Scheer Partners, Inc. brought about this transaction. Landlord and Scheer Partners, Inc. shall enter into a separate agreement regarding any commission due to Scheer Partners, Inc. by Landlord with respect to this Sixth Amendment. Landlord and Tenant each hereby agree to indemnify and hold the other harmless from and against any claims by any Broker other than Scheer Partners, Inc., claiming a commission or other form of compensation by virtue of having dealt with Tenant or Landlord, as applicable, with regard to this leasing transaction.
     (f) Except as amended and/or modified by this Sixth Amendment, the Lease is hereby ratified and confirmed and all other terms of the Lease shall remain in full force and effect, unaltered and unchanged by this Sixth Amendment. In the event of any conflict between the provisions of this Sixth Amendment and the provisions of the Lease, the provisions of this Sixth Amendment shall prevail. Whether or not specifically amended by this Sixth Amendment, all of the terms and provisions of the Lease are hereby amended to the extent necessary to give effect to the purpose and intent of this Sixth Amendment.
[SIGNATURES CONTINUED NEXT PAGE]

     IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment as of the day and year first above written.

TENANT:

IOMAI CORPORATION, a Delaware corporation

By:	/s/ Stanley C. Erck

	Name:	Stanley C. Erck
	Title:	Chief Executive Officer

LANDLORD:

ARE-20/22/1300 FIRSTFIELD QUINCE ORCHARD, LLC, a Delaware limited liability company

By:	ARE-GP/VI Holdings QRS Corp., a Delaware corporation, managing member

	By:	/s/ Jennifer Pappas

		Name:	Jennifer Pappas
		Title:	VP & Assistant Secretary

Sixth Amendment To Lease — IOMAI Corporation	Page — A-1
EXHIBIT A-1 TO SIXTH LEASE AMENDMENT
SIXTH EXPANSION SPACE DESCRIPTION

Sixth Amendment To Lease — IOMAI Corporation	Page — A-2
EXHIBIT A-2 TO SIXTH LEASE AMENDMENT
SEVENTH EXPANSION SPACE DESCRIPTION

Sixth Amendment To Lease — IOMAI Corporation	Page — B-1
EXHIBIT B-1 TO SIXTH LEASE AMENDMENT
ACKNOWLEDGMENT OF SIXTH EXPANSION COMMENCEMENT DATE

Sixth Amendment To Lease — IOMAI Corporation	Page — B-2
EXHIBIT B-2 TO SIXTH LEASE AMENDMENT
ACKNOWLEDGMENT OF SEVENTH EXPANSION COMMENCEMENT DATE

EXHIBIT F TO SIXTH LEASE AMENDMENT